Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-3 to be filed on or about June 17, 2019 of our report dated March 8, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, which report was included in the Annual Report on Form 10-K filed  on March 8, 2019.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP
Philadelphia, Pennsylvania
June 17, 2019